EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-135108) of Primus Guaranty, Ltd., and
(2) Registration Statement (Form S-8 No. 333-121427) pertaining to the Primus Guaranty, Ltd. 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and Written Compensation Agreements with Certain Employees of Primus Guaranty, Ltd.;
of our report dated March 31, 2011, with respect to the consolidated financial statements of Primus Guaranty, Ltd. included in this Annual Report (Form 10-K) of Primus Guaranty, Ltd. for the year ended December 31, 2010.
/s/ Ernst & Young LLP
New York, New York
March 31, 2011